Exhibit 99.1

FOR IMMEDIATE RELEASE

TURTLE BEACH REPORTS SECOND QUARTER 2016 RESULTS

Net Revenue up 30% to $29.4 Million; Gross Profit up 50% to $5.1 Million

Management Raises 2016 Outlook on Strong Headset Growth

Company Engages Piper Jaffray to Explore Strategic Options for HyperSound

San Diego, CA - August 8, 2016 - Turtle Beach Corporation (NASDAQ: HEAR), a leading audio technology company, reported financial results for the second quarter ended June 30, 2016.
Second Quarter Summary vs. Same Year-Ago Quarter

▪	Net revenue increased 30% to $29.4 million with headset net revenue up 29% to $29.1 million.

▪	Gross profit increased 50% to $5.1 million with headset gross profit up 97% to $7.1 million and headset gross margin up 840 basis points to 24.5%.

▪
Operating expenses were $45.6 million compared to $16.0 million, including a $31.2 million non-cash goodwill impairment charge related to the HyperSound acquisition. Excluding that charge, operating expenses were reduced by 9% to $14.4 million.

▪
Net loss was $42.6 million or $(0.86) per share, including the impairment that increased Q2 2016 net loss by approximately ($0.63) per share, compared to a loss of $9.9 million or $(0.23) per share in the year-ago quarter.

▪	Consolidated adjusted EBITDA improved to $(6.3) million compared to $(8.2) million, with headset adjusted EBITDA improving to $(3.0) million compared to $(5.2) million.

“The strong performance of our headset business has continued through our second quarter,” said Juergen Stark, CEO, Turtle Beach Corporation. “Not only was headset net revenue up 29%, our new-gen sales grew by 80% versus the year-ago quarter. New-gen headsets also comprised 91% of our net revenue in the second quarter and were the driver of an 840 basis point expansion in our headset gross margin.

“Sell-through of our new-gen portfolio continues to be strong both domestically and in Europe. In fact, NPD data has confirmed that our performance continued to drive our market share even higher. For the first half of 2016, the console market is up a healthy 20% on a unit basis. Turtle Beach is up 27% on a units basis and we own all five of the top five selling third party headsets. Given our momentum, as well as our new-gen business that is expected to represent over 90% of our sales in 2016, we are raising our 2016 outlook and believe we remain well-positioned as we approach our all-important holiday season.

“In our HyperSound business, we experienced lower than expected sales due to the continued slower ramp in the audiologist channel. However, we carefully managed our investment, continued to refine the sales approach and evaluated additional sales channels to sell this breakthrough technology.

“In early June, we achieved a significant breakthrough in our HyperSound technology, revealing that we are now able to create directional audio using a transparent pane of glass. HyperSound Glass has the potential to significantly expand the market size for our directed sound technology, and we are already beginning commercial licensing discussions.”

Second Quarter 2016 Financial Results
Net revenue in the second quarter increased 30% to $29.4 million compared to $22.6 million in the year-ago quarter. The increase was attributable to a 29% increase in headset sales due to continued robust sell-through of the new-gen headset portfolio.

Gross profit in the second quarter increased 50% to $5.1 million compared to $3.4 million in the year-ago quarter. Gross margin was 17.4% compared to 15.0% in the second quarter of 2015. An 840 basis improvement in headset gross margin was partially offset by non-cash intangible asset amortization costs associated with the launch of HyperSound Clear™ 500P. Higher margin new-gen headsets contributed 91% of revenues in the second quarter, up from 65% during the same period in 2015.

Operating expenses in the second quarter were $45.6 million compared to $16.0 million in the year-ago quarter. In accordance with U.S. GAAP accounting rules, the second quarter of 2016 included a $31.2 million non-cash goodwill impairment charge due to an impairment test on the HyperSound acquisition. Excluding impairment, operating expenses in the second quarter declined 9% to $14.4 million compared to $16.0 million in the same period of 2015. The decrease was attributable to continued cost management across the business.

Net loss in the second quarter was $42.6 million or $(0.86) per diluted share, compared to a net loss of $9.9 million or $(0.23) per diluted share in the year-ago quarter. Excluding the $0.63 per share non-cash goodwill impairment charge, net loss in the second quarter was $11.4 million or $(0.23) per diluted share. The year-ago quarter included a $3.1 million income tax benefit (approximately $0.07 per diluted share) versus a $0.3 million benefit in the second quarter of 2016 due to the full valuation allowance recorded in the third quarter of 2015. The second quarter of 2016 also included approximately 7 million incremental diluted shares compared to the year ago quarter primarily due to the February 2016 follow-on public offering of common stock and concurrent private placement.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) on a consolidated basis improved to $(6.3) million compared to $(8.2) million in the year-ago quarter. The large improvement was primarily driven by strong new-gen headset sales and cost reduction initiatives, partially offset by a $0.7 million impact from foreign exchange. This was due to the sharp decline in the British Pound in reaction to Britain’s June referendum to leave the European Union. Adjusted EBITDA for the headset business improved to $(3.0) million in the second quarter compared to $(5.2) million in the year-ago quarter.

Balance Sheet Highlights
At June 30, 2016, the Company had approximately $1.2 million of cash and cash equivalents compared to $7.1 million at December 31, 2015. As a result of the Company’s $60 million revolving credit facility, Turtle Beach generally does not hold a large cash balance.

As of June 30, 2016, outstanding debt principal was $41.5 million compared to $68.1 million at December 31, 2015. The decrease in debt was due to a $25.3 million reduction in the Company’s revolving credit facility, which was driven by cash receipts from strong holiday sales and the February 2016 follow-on public offering.

HyperSound Strategic Options Exploration
In addition to exploring new, more consumer/retail-oriented sales channels for the HyperSound Clear 500P product, and developing and seeking FDA clearance with respect to the Tinnitus capability for the hearing healthcare professional channel, the Company is evaluating business model modifications. As such, Turtle Beach has engaged Piper Jaffray & Co. to lead the exploration of strategic options for the Company’s HyperSound business.

Juergen Stark commented: “Since acquiring HyperSound two and a half years ago, it has become abundantly clear that the technology provides superior audio solutions across a growing range of applications. The initial product, focused on the hearing health market, has achieved a high sales conversion rate among consumers who visit an audiologist’s office for a demonstration, but that channel will require significantly more resources and time to scale than we anticipated.

“While we remain convinced that there are significant opportunities for the healthcare product, as well as the underlying HyperSound technology, the level of capital requirements to fully pursue those opportunities exceed our current resources. We are very cognizant of our capital constraints, so our exploration of strategic options is to ensure that HyperSound Clear 500P has the time and resources to realize its market potential.”

Turtle Beach does not intend to comment further regarding the review process unless or until a specific option is approved by its board of directors or shareholders, the review process is concluded, or it is otherwise determined that further disclosure is appropriate or required by law. No decision has been made with regard to any alternatives and there can be no assurance that the exploration of strategic alternatives will result in any transaction.

Increased 2016 Outlook
There is a wide range of possible outcomes following the completion of the HyperSound strategic review process, and the Company believes all would result in significantly reduced spending going forward. However, until the Company has clarity on the actual outcome, it is assumed for purposes of the following outlook that the HyperSound business will continue to operate in its current form, generating minimal revenue and losses not to exceed $12 million in 2016.

For the third quarter of 2016, Turtle Beach expects net revenue to increase 4% to approximately $37.5 million compared to $35.9 million in the third quarter of 2015. Adjusted EBITDA is expected to improve to approximately $(2) million compared to $(3.3) million in the third quarter of 2015. Net loss for the third quarter is expected to be approximately $(0.16) per diluted share, compared to a net loss of $(0.38) per diluted share in the third quarter of 2015. The third quarter of 2015 included a $10.5 million non-cash valuation allowance.

For the full year 2016, Turtle Beach now expects net revenue to increase 3%-9% and range between $16-$178 million (up from $165-$175 million in its May 10, 2016 outlook) compared to $162.7 million in 2015. The Company now expects to generate $0.5-$2.5 million in consolidated adjusted EBITDA in 2016 (up from $0-$2 million in the May outlook) compared to $(11.4) million in 2015. Net loss in 2016 is expected to range between $(1.08)-$(1.12) per diluted share based upon 48.6 million shares outstanding. Excluding the $0.63 per share impairment, net loss in 2016 is now expected to range between $(0.45)-$(0.49) per diluted share (up from $(0.46)-$(0.50) per diluted share in the May outlook), compared to a net loss of $(1.96) per diluted share in 2015. Excluding the tax valuation expense and goodwill impairment, net loss in 2015 was $24.6 million or $(0.58) per share.

Conference Call Details
Turtle Beach Corporation will hold a conference call on August 9, 2016 at 7:00 a.m. Pacific time (10:00 a.m. Eastern) to discuss its second quarter 2016 results.

CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Date: Tuesday, August 9, 2016
Time: 7:00 a.m. PT / 10:00 a.m. ET
Toll-Free Dial-in Number: (877) 303-9855
International Dial-in Number: (408) 337-0154
Conference ID: 50721391

Please dial-in 5-10 minutes prior to the start time of the conference call and an operator will register your name and organization. If you have any difficulty with the conference call, please contact Liolios at (949) 574-3860.

The conference call will be broadcast live and available for replay at http://edge.media-server.com/m/p/yc4cgqij and via the investor relations section of the Company’s website at www.turtlebeachcorp.com.

A replay of the conference call will be available after 10:00 a.m. PT on the same day through August 16, 2016.

Toll-Free Replay Number: (855) 859-2056
International Replay Number: (404) 537-3406
Replay ID: 50721391

Non-GAAP Financial Measures
In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA, that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company's results. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock- based compensation (non-cash), and certain special items that we believe are not representative of core operations. See a reconciliation of GAAP results to adjusted EBITDA included below for the three months ended June 30, 2016 and 2015.

The adjusted EBITDA outlook for the third quarter and full year 2016 have not been reconciled to the Company’s net loss outlook for the same periods because certain items that would impact interest expense, provision for income taxes and stock-based compensation, which are reconciling items between net loss and adjusted EBITDA, cannot be reasonably predicted. Accordingly, reconciliation of adjusted EBITDA outlook to net loss outlook for the third quarter of and full year 2016 is not available without unreasonable effort.

About Turtle Beach Corporation
Turtle Beach Corporation (http://corp.turtlebeach.com) designs innovative, market-leading audio products for the consumer, healthcare and commercial sectors. Under its award-winning Turtle Beach brand (www.turtlebeach.com), the Company has been the clear market share leader for the past five-plus years with its wide selection of acclaimed gaming headsets for use with Xbox One and PlayStation®4, as well as personal computers and mobile/tablet devices. Under the HyperSound brand (www.hypersound.com), the Company markets pioneering directed audio solutions that have applications in hearing healthcare, digital signage and kiosks and consumer electronics. The Company's shares are traded on the NASDAQ Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements
This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to the Company’s liquidity, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, the outcome of our HyperSound strategic review process and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

# # #

For Media Information, Contact:	For Investor Information, Contact:
MacLean Marshall	Cody Slach
PR/Communications Director	Investor Relations
Turtle Beach Corp.	Liolios
858.914.5093	949.574.3860
maclean.marshall@turtlebeach.com	HEAR@liolios.com

Turtle Beach Corporation
Condensed Consolidated Balance Sheets
(in thousands, except par value and share amounts)

Table 1.

	June 30, 2016	December 31, 2015
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$1,162	$7,114
Accounts receivable, net	18,085	57,192
Inventories	27,898	26,146
Prepaid income taxes	260	260
Prepaid expenses and other current assets	5,698	4,191
Total Current Assets	53,103	94,903
Property and equipment, net	5,522	6,859
Goodwill	—	31,152
Intangible assets, net	35,237	37,956
Deferred income taxes	505	—
Other assets	1,505	1,590
Total Assets	$95,872	$172,460
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Revolving credit facilities	$7,192	$32,453
Term loan	4,814	4,814
Accounts payable	18,966	17,680
Other current liabilities	8,816	14,236
Total Current Liabilities	39,788	69,183
Term loan, long-term portion	9,711	12,174
Series B redeemable preferred stock	16,797	16,145
Deferred income taxes	—	4
Subordinated notes - related party	16,573	15,365
Other liabilities	2,832	2,937
Total Liabilities	85,701	115,808
Commitments and Contingencies
Stockholders' Equity
Common stock, $0.001 par value - 100,000,000 shares authorized; 49,229,502 and 42,529,502 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	49	43
Additional paid-in capital	144,860	136,693
Retained earnings (accumulated deficit)	(134,202)	(79,618)
Accumulated other comprehensive loss	(536)	(466)
Total Stockholders' Equity	10,171	56,652
Total Liabilities and Stockholders' Equity	$95,872	$172,460

Turtle Beach Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per-share data)
(unaudited)
Table 2.

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net Revenue	$29,362	$22,612	$53,390	$42,301
Cost of Revenue	24,249	19,210	44,915	35,783
Gross Profit	5,113	3,402	8,475	6,518
Operating expenses:
Selling and marketing	7,121	6,961	12,721	14,707
Research and development	2,040	2,824	4,064	5,678
General and administrative	5,287	5,991	10,570	10,731
Goodwill Impairment	31,152	—	31,152	—
Restructuring charges	—	184	225	509
Total operating expenses	45,600	15,960	58,732	31,625
Operating loss	(40,487)	(12,558)	(50,257)	(25,107)
Interest expense	1,686	834	3,465	1,618
Other non-operating expense (income), net	704	(346)	1,069	282
Loss before income tax benefit	(42,877)	(13,046)	(54,791)	(27,007)
Income tax benefit	(304)	(3,148)	(207)	(6,516)
Net loss	$(42,573)	$(9,898)	$(54,584)	$(20,491)

Net loss per share:
Basic	$(0.86)	$(0.23)	$(1.14)	$(0.49)
Diluted	$(0.86)	$(0.23)	$(1.14)	$(0.49)
Weighted average number of shares:
Basic	49,230	42,188	47,934	42,113
Diluted	49,230	42,188	47,934	42,113

Turtle Beach Corporation
GAAP to Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)
Table 3.

	Three Months Ended
	June 30, 2016
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$29,362	$—	$—	$—	$—	$29,362
Cost of Revenue	24,249	(160)	(1,371)	(125)	—	22,593
Gross Profit	5,113	160	1,371	125	—	6,769

Operating Expense	45,600	(1,051)	(95)	(953)	(31,152)	12,349

Operating loss	(40,487)	1,211	1,466	1,078	31,152	(5,580)

Interest expense	1,686
Other non-operating expense, net	704					704

Loss before income tax benefit	(42,877)
Income tax benefit	(304)
Net loss	$(42,573)			Adjusted EBITDA		$(6,284)

	Six Months Ended
	June 30, 2016
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$53,390	$—	$—	$—	$—	$53,390
Cost of Revenue	44,915	(337)	(2,442)	(246)	—	41,890
Gross Profit	8,475	337	2,442	246	—	11,500

Operating Expense	58,732	(2,134)	(253)	(1,959)	(31,377)	23,009

Operating loss	(50,257)	2,471	2,695	2,205	31,377	(11,509)

Interest expense	3,465
Other non-operating expense (income), net	1,069					1,069

Loss before income tax benefit	(54,791)
Income tax benefit	(207)
Net loss	$(54,584)			Adjusted EBITDA		$(12,578)

(1) Other includes Goodwill impairment and Restructuring charges.

Table 3. (continued)

	Three Months Ended
	June 30, 2015
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (2)	Adj EBITDA
Net Revenue	$22,612	$—	$—	$—	$—	$22,612
Cost of Revenue	19,210	(122)	(13)	(324)	—	18,751
Gross Profit	3,402	122	13	324	—	3,861

Operating Expense	15,960	(1,369)	(218)	(1,746)	(184)	12,443

Operating loss	(12,558)	1,491	231	2,070	184	(8,582)

Interest expense	834
Other non-operating expense (income), net	(346)					(346)

Loss before income tax benefit	(13,046)
Income tax benefit	(3,148)
Net loss	$(9,898)			Adjusted EBITDA		$(8,236)

	Six Months Ended
	June 30, 2015
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (2)	Adj EBITDA
Net Revenue	$42,301	$—	$—	$—	$—	$42,301
Cost of Revenue	35,783	(178)	(27)	(542)	—	35,036
Gross Profit	6,518	178	27	542	—	7,265

Operating Expense	31,625	(2,898)	(426)	(2,853)	(509)	24,939

Operating loss	(25,107)	3,076	453	3,395	509	(17,674)

Interest expense	1,618
Other non-operating expense (income), net	282					282

Loss before income tax benefit	(27,007)
Income tax benefit	(6,516)
Net loss	$(20,491)			Adjusted EBITDA		$(17,956)

(2) Other includes Restructuring charges.